EXHIBIT 10.30

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "Agreement") is entered into between Professional Holding Corp., a Florida corporation (the "Parent"), Professional Bank, a Florida state-chartered commercial bank (the "Bank") (collectively, Parent and Bank are referred to as the "Company") and Daniel R. Sheehan ("Executive") (collectively, Company and Executive are referred to as the "Parties").

1.Effective February 22, 2022, Executive voluntarily resigned his employment with Company. Under the terms of the Employment Agreement between Company and Executive dated December 1, 2021 (the "Employment Agreement"), Executive became ineligible for severance upon his voluntary resignation. However, in exchange for Executive's execution and non revocation of this Agreement, along with the General Release attached hereto, Company will pay to Executive the severance benefits outlined in Section 2 below. Upon Executive's voluntary resignation, Executive became ineligible to participate in, or be covered by, any employee benefit plan or program offered by or through Company, and Executive shall not receive any benefits or payments from Company, except as specifically set forth in this Agreement.

2.Severance.

(a)In exchange for Executive's execution and non-revocation of this Agreement and the General Release attached hereto, Company shall pay Executive each of the following, as provided in Executive's Employment Agreement when terminated without cause by the Company (collectively, the "Severance"), which shall comply with Section 21 of the Employment Agreement:

(i)a separation allowance, payable in equal installments in accordance with normal payroll practices over the eighteen (18) month period beginning immediately following the date of termination, equal to the product of (x) two (2) multiplied by (y) the sum of (A) the Annual Base Salary (as defined in the Employment Agreement) as of immediately prior to the date of termination and (B) the Target Bonus (as defined in the Employment Agreement) as of immediately prior to the date of termination (or, if none has been established, the Target Bonus in respect of the fiscal year completed prior to the date of termination);

(ii)any unpaid Annual Bonus (as defined in the Employment Agreement) earned by Executive in respect of the fiscal year of the Parent that was completed on or prior to the date of termination (the "Unpaid Annual Bonus"), which Unpaid Annual Bonus shall be paid in a lump sum in cash within thirty (30) days following the date of termination (or any later date as may be required by Section 409A of the Code);

(iii) a prorated Annual Bonus in respect of the fiscal year of the Parent in which the date of termination occurs, with such amount to equal the product of (A) the portion of the Target Bonus for the fiscal year in which the date of termination occurs, such portion to be based on Executive's actual performance achieved for such fiscal year as measured against his performance goals for that fiscal year, as determined by the Compensation Committee (as defined in the Employment Agreement); and (B) a fraction, (I) the numerator of which is the number of days in the fiscal year of the Parent in which the date of termination occurs through the date of termination, and (II) the denominator of which is 365 (the "Prorated Annual Bonus"), which Prorated Annual Bonus shall be paid in a lump sum in cash within thirty (30) days following the date of termination (or any later date as may be required by Section 409A of the Code);

(iv)Parent and Bank shall arrange and pay all costs for Executive to continue to participate (through reimbursement by Bank to Executive for COBRA payments, insurance premiums, or otherwise) on substantially the same terms and conditions as in effect for Executive immediately prior to such termination, in the medical, dental, vision, disability and life insurance programs provided to Executive under Section 5(a) of the Employment Agreement until the earlier of (i) the end of the eighteen (18) month period beginning on the effective date of the termination of Executive's employment hereunder, or (ii) such time as Executive is eligible to be covered by comparable benefit(s) of a subsequent employer, with Executive to notify the Parent promptly upon eligibility for any such comparable coverage; and

(v)all of Executive's equity awards, including SARs, Stock Options, and Restricted Stock (as each is defined in the Employment Agreement), whether or not granted pursuant to the Employment Agreement, that are outstanding as of the date of termination shall fully vest, with the vesting of any performance-based awards to be determined based on the actual performance measured as of the last practicable date prior to the date of termination. Any Stock Options held by Executive shall remain exercisable for the full remaining term to the same extent as if Executive had remained actively employed by the Bank Group (as defined in the Employment Agreement), and any SARs will remain outstanding through the Liquidity Event (as defined in the Parent's 2014 Share Appreciation Rights Plan). The "Unit Appreciation Payment" (as defined in the Parent's 2014 Share Appreciation Rights Plan) in respect of outstanding SARs would be deemed to be equal to the amount determined as of the Liquidity Event and be paid at the time set forth in such plan. Awards (other than SARs, Stock Options and Restricted Stock Awards) shall be settled as soon as reasonably practicable following the date of termination (but not later than thirty (30) days following the termination date) or such later date as is required by 409A of the Code. For the avoidance of doubt, the terms of this Section (2)(a)(v) shall supersede any different terms set forth in the plans or award agreements governing equity awards held by Executive.

(b) Without limiting the generality or force or effect of the General Release attached as Exhibit A to this Agreement, it is agreed and intended that the Severance shall be deemed to satisfy all claims by Executive for backpay, front pay, minimum wages, overtime compensation, bonus payments, benefits or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law). Furthermore, Executive represents that he has been paid for all monies, wages, compensation and/or benefits due and owing to him as a result of his employment with Company. It is agreed that this pay is also wages in lieu of notice for purposes of the Unemployment Compensation (Reemployment Assistance Program) Law. Therefore, it is understood that any eligibility that Executive may have to receive unemployment compensation will not begin until expiration of all pay specified herein. Information regarding Executive's eligibility to continue benefits through COBRA, if applicable, will be provided under separate cover.

3.General Release: Executive shall execute the General Release attached hereto as Exhibit A For the avoidance of doubt, any revocation of the General Release pursuant to its terms shall be considered a revocation of this Agreement in its entirety, rendering it null and void.

4.Covenant Not to Sue. Without in any way limiting the generality of the foregoing, Executive hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to the General Release with respect to any matter, cause, omission, act, or thing whatsoever; occurring in whole or in part on or at any time prior to the date of this Agreement. Executive agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right released or waived in the General Release.

5. Return of Property. Executive represents and warrants that he has returned all property, documents and information in his possession, custody or care that belong to or that are owned by the Company.

6. Confidentiality.

(a)Confidential Matters. Executive reaffirms his obligations with respect to Confidential Information, as defined in Section 10 of his Employment Agreement. Executive acknowledges and agrees that such ongoing obligations survive his execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, Executive may communicate directly with the Securities and Exchange Commission regarding possible securities law violations, including sharing Confidential Information relevant to such concerns and participating in any investigation or proceeding that may be conducted by the Securities and Exchange Commission, without notice to Company.

(b)Confidentiality of Terms of Agreement. The terms and conditions of this Agreement, as well as the circumstances leading thereto, are and shall be deemed to be fully confidential and shall not hereafter be disclosed by Executive to any other person or entity, except: (i) as may be required by law; and (ii) that Executive may disclose the existence, terms, and conditions of this Agreement to his attorney, spouse, and/or accountant, provided that Executive makes the person to whom disclosure is made aware of the confidentiality provisions of this Agreement and such person agrees to keep the terms of this Agreement fully confidential. Should Executive be required by law to disclose this Agreement or any of its terms, Executive shall give as much notice, in writing, to Company as possible prior to his disclosure of the Agreement or its terms. Executive acknowledges and agrees that Company may disclose the terms to the State unemployment agency.

7.Mutual Non-Disparagement. Executive agrees that he will not (i) disparage or encourage or induce others to disparage the Company or the Releasors, as that term is defined in the General Release attached hereto as Exhibit A, which includes, but is not limited to, communications, posts, or publications of any kind that are negative or derogatory about Company or any of its current or past employees, officers, owners, or agents regardless of its believed truth or (ii) engage in any conduct or induce any other person or entity to engage in any conduct that is any way injurious to Company's reputation and interests (including, without limitation, any negative or derogatory statements or writings). Executive acknowledges and agrees that his statements can be disparaging and in breach of this provision, even if they do not expressly name Company (or the other individuals mentioned above) if, through context or inference, the statements can be understood to be directed at Company (or the other individuals mentioned above).
The boards of directors of the Parent and the Bank as well as the Bank's executive management team agree that they will not (i) disparage or encourage or induce others to disparage Executive, which includes, but is not limited to, communications, posts, or publications of any kind that are negative or derogatory about Executive or any of agents regardless of its believed truth or (ii) engage in any conduct or induce any other person or entity to engage in any conduct that is any way injurious to Executive's reputation and interests (including, without limitation, any negative or derogatory statements or writings).

8. No Re-Hire. Executive recognizes and acknowledges that Executive's employment relationship with Company has been permanently and irrevocably severed and that he is therefore not eligible for rehire or re-employment with Company at any time in the future and hence covenants that at no time will he seek employment with or to be hired by Company. Executive acknowledges and agrees that Company's failure to re-hire him does not constitute retaliation.

9.No Admission of Wrongdoing. The making of this Agreement is not intended, and shall not be construed, as an admission that Company or any of the Releasees (as defined in the General Release) has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against Executive or otherwise.

10.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Should Executive breach this Agreement prior to receiving any or all of the Severance provided for in this Agreement, Executive shall forfeit any and all unpaid portions of the Severance as of the time of his breach and shall immediately return all portions of the Severance already received under this Agreement; provided, however, prior to ceasing payment or seeking forfeiture of any paid or unpaid amounts, the Company shall provide Executive with written notice of the alleged breach and fifteen (15) days to cure. Nothing in this section shall limit the Releasees' rights or remedies to recover damages relating to Executive's breach. Executive's obligations under this Agreement do not end upon Executive's receipt of the Severance provided for by this Agreement. Rather, Executive's obligations hereunder shall continue for as long as possible under applicable law.

11. Complete Agreement and Construction. This Agreement constitutes the complete understanding between the Parties and supersedes all prior agreements or understandings between the Parties, whether written or oral, pertaining to any subject matter raised in or by this Agreement, with the exception of Executive's ongoing obligations in his Employment Agreement which shall survive the execution of this Agreement. Executive acknowledges that neither Company nor any of its agents or representatives has made any representation or promises to Executive other than as set forth herein. No other promises or agreements shall be binding unless in writing and signed by the Parties. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns. Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the Agreement, it being agreed that all Parties have participated in the preparation of all provisions of this Agreement.

12.Choice of Law and Venue. This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida's conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County.

13. Use in Event of Breach. The Parties agree that this Agreement may be used as evidence only in a subsequent proceeding in which any of the Parties allege a breach of this Agreement.

14.Attorney's Fees. In the event that it shall be necessary for any party to institute any action to enforce any of the terms, conditions, or provisions contained herein, or for any breach thereof, or for either party to defend an action instituted by the other party relating to this Agreement, the prevailing party shall be entitled to recover from the opposing party (or parties) its attorneys' fees, paralegals' fees, taxable costs, non-taxable costs, expert witness fees, and all other litigation expenses incurred in such litigation or related appellate proceedings.

15. Waiver of Right to Jury Trial. The Parties each expressly waive the right to a jury trial and agree that any disputes regarding the Agreement shall be tried by the Court without a Jury.

16. Advice of Counsel. Executive acknowledges and represents that he has had the opportunity to seek the advice of counsel and has had the opportunity to consult with an attorney before signing this Agreement and has been encouraged to do so; and that he has been afforded the opportunity to consider the terms of this Agreement for a reasonable period of time prior to execution. Executive further acknowledges that he has read this Agreement in its entirety, that he fully understands all of the terms and their significance, that he has signed voluntarily and of his own free will, and that he intends to abide by its provisions without exception.

17. Amendment. This Agreement, including this Section, may not be amended, nor any provision waived, in whole or in part, except by written agreement signed by Company and Executive.

18.Execution in Counterparts. This Agreement may be signed in counterparties, each of which will be deemed an original document, but all of which will constitute one agreement. The executed versions of the Agreement will be provided electronically, with originals to be sent to Company's counsel.

Signature Page to Follow

By signing below, I acknowledge that I have read and understood this Agreement and agree to be bound by the Agreement in exchange for the consideration I am due to receive under the Agreement which I am not otherwise entitled to.

"Executive"

/s/ Daniel R. Sheehan

Daniel R. Sheehan

Dated: 3/10/22

Company executes this Agreement this 11th day of March , 2022.

Professional Holding Corp.

/s/ Abel Iglesias
By: Abel Aglesias
Its: President and Chief Executive Officer
Dated: 3/11/22

Professional Bank

/s/ Abel Iglesias
By: Abel Aglesias
Its: President and Chief Executive Officer
Dated: 3/11/22

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this "Agreement") is entered into on March 10, 2022, by and among Professional Holding Corp., a Florida corporation (the "Parent"), Professional Bank, a Florida state-chartered commercial bank (the "Bank"), and Daniel R. Sheehan (the "Executive").

1.General Release and Waiver of Claims.

a.Release. In consideration of the payments and benefits provided under the Employment Agreement, dated as of December 1, 2021, by and among the Parent, the Bank and the Executive (the "Employment Agreement"), and after having the opportunity to consult with counsel, the Executive and each of the Executive's respective heirs, executors, administrators, representatives, agents, attorneys, successors and assigns (collectively, the "Releasors") hereby irrevocably and unconditionally release and forever discharge the Bank Group (as defined in the Employment Agreement) and its officers, employees, directors and agents ("Releasees") from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accounting or liabilities of whatever kind or character (collectively, "Claims") that the Releasors may have arising out of the Executive's employment relationship with and service as an employee, officer or director of the Bank Group, and the termination of any such relationship or service, in each case up to and including the Executive's date of termination; provided, however, that notwithstanding anything contained herein to the contrary, this Agreement shall not affect: (i) the obligations of the Bank Group set forth in the Employment Agreement and the Separation Agreement which survive termination or expiration, including without limitation under Sections 8, 20 and 26, or under any other benefit plan, agreement, arrangement or policy of the Bank Group that is applicable to the Executive that, in each case, by its terms, contains obligations that are to be performed after the date hereof by the Bank Group; (ii) any indemnification or similar rights the Executive has as a current or former officer, director, employee or agent of the Bank Group, including, without limitation, any and all rights thereto under applicable law, the Parent's or the Bank's bylaws or other governance documents, or any rights with respect to coverage under any directors' and officers' insurance policies and/or indemnification agreements; (iii) benefits or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statutes; and (iv) any Claims that may arise in the future from events or actions occurring after the date of the Executive's execution of this General Release of Claims or that Executive may not by law release through an agreement such as this.

b.Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA''). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Parent in connection with the Executive's termination of employment to consult with an attorney of the Executive's choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of the Executive's choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that the Executive has seven (7) calendar days following the date on which the Executive signs this Agreement within which to revoke the release contained in this Section l(b), by providing the Parent a written notice of the Executive's revocation of the release and waiver contained in this Section l(b),

c.No Assignment. The Executive represents and warrants that the Executive has not assigned any of the Claims being released under this Agreement.

2.Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on the Executive's behalf, any complaint, charge, claim or proceeding against the Releasees with respect to any Claims released under Section 1(a) or (b) before any local, state or federal agency, court or other body (each, individually, a "Proceeding"), and agrees not to participate voluntarily in any Proceeding involving such Claims. The Executive waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding involving such Claims. To the maximum extent permitted by law, the Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, provided that the foregoing shall not apply to any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934).

3. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

4. No Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Bank Group.

5. Governing Law and Venue. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed therein. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record in the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

6.Counterparts. This Agreement may be executed in counterparts and each counterpart will be deemed an original.

7.     Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the pa1iy to whom such notice is being given as follows:

As to the Executive: the Executive's last address on the books and records of the Parent

As to the Parent: Professional Holding Corp.
Attention: General Counsel

Any party may change his, her or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT AND THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF THE EXECUTIVE'S OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date set forth below.

/s/ Daniel R. Sheehan

Dated as of: 3/10/22